Escalade Reports Third Quarter 2017 Results

- Revenue up 8.0% on net sales of $41.9 million

- Gross margin increase of 60 bps to 27.1%

- Operating income up 7.8% after adjusting for one-time gain and expenses in 2016

- Company declared quarterly dividend of $0.115 per share

EVANSVILLE, Ind., Nov. 2, 2017 /PRNewswire/ -- Escalade, Incorporated (NASDAQ: ESCA) - "We are encouraged by the growth in sales and income achieved in the third quarter under continued challenging conditions," stated Dave Fetherman, President and Chief Executive Officer of Escalade, Inc. "The entire Escalade team has worked very hard this year to overcome the industry-wide downturn in the archery category, a reduction in contribution from our joint venture, Stiga Sports, AB, and the bankruptcies that have plagued the retail industry. We believe these conditions have masked the improvements in our other existing and acquired businesses. Our balance sheet remains strong, as inventory levels and receivables are down for the quarter, and long-term debt has been reduced by 31.3% over the last year."

Net sales for the third quarter of 2017 were $41.9 million compared to net sales of $38.8 million for the same quarter in 2016, an increase of $3.1 million or 8.0%.

Gross margin ratio for the third quarter of 2017 increased to 27.1%, compared to 26.5% for the same period in the prior year.

Selling, general and administrative expenses (SG&A) were $6.9 million for the quarter compared to $4.6 million for the same period in the prior year, an increase of $2.3 million or 49.8%. SG&A, as a percent of sales, for the third quarter of 2017 increased to 16.4% from 11.8% reported for the same period prior year. In the third quarter of 2016, SG&A was favorably impacted by the recognition of a gain of approximately $1.9 million on the sale of our Wabash, IN land and building. One-time expenses of $0.4 million unfavorably impacted SG&A during the third quarter of 2016. As a result of the property sale and one-time expenses, SG&A was reduced by $1.5 million in the third quarter of 2016.

Operating income for the third quarter of 2017 was $4.1 million compared to operating income of $5.3 million for the same period in the prior year, a decrease of $1.2 million or 22.5%. Excluding the property sale and one-time expenses, operating income in the prior year would have been $3.8 million.

Other income for the third quarter of 2017 was relatively flat year over year.

Net income for the third quarter of 2017 was $3.1 million, or $0.22 diluted earnings per share compared to net income of $4.2 million, or $0.30 diluted earnings per share for the same quarter in 2016, before adjusting for the property sale and one-time expenses.

The Company announced a quarterly dividend of $0.115 per share would be paid to all shareholders of record on December 11, 2017 and disbursed on December 18, 2017.

Escalade is a leading manufacturer and marketer of sporting goods products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Patrick Griffin, Vice President of Corporate Development & Investor Relations at 812/467-4449.

ABOUT ESCALADE SPORTS

Headquartered in Evansville, IN, Escalade Sports is a global manufacturer and distributor of sports and outdoor recreational equipment. Leaders in their respective categories, Escalade Sports' brands include Bear Archery and Trophy Ridge archery accessories; STIGA® and Ping-Pong® table tennis, Accudart® and Unicorn® darting, Onix™ pickleball equipment; Triumph Sports™ indoor and outdoor games, Goalrilla™ and Goalsetter® residential in-ground basketball systems, Goaliath® and Silverback® residential in-ground and portable basketball goals; the STEP® fitness products, Lifeline personal fitness, Woodplay® premium playsets, and Cue and Case specialty billiard accessories. Escalade Sports' products are available at sporting goods dealers and independent retailers nationwide. For more information on Escalade Sports, its brands, instruction manuals, retailers, warranty, replacement parts or customer service, please call 1-888-784-4288 or visit www.escaladesports.com.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, Escalade's ability to achieve its business objectives, especially with respect to its Sporting Goods business on which it has chosen to focus, Escalade's ability to successfully achieve the anticipated results of strategic transactions, including the integration of the operations of acquired assets and businesses and of divestitures or discontinuances of certain operations, assets, brands, and products, the continuation and development of key customer, supplier, licensing and other business relationships, the ability to successfully negotiate the shifting retail environment and changes in consumer buying habits, disruptions or delays in our supply chain, Escalade's ability to control costs, general economic conditions, fluctuation in operating results, changes in foreign currency exchange rates, changes in the securities markets, Escalade's ability to obtain financing and to maintain compliance with the terms of such financing and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

Escalade, Incorporated and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited, In Thousands Except Per Share Data)

	Three Months Ended		Nine Months Ended
All Amounts in Thousands Except Per Share Data	October 7, 2017	October 1, 2016	October 7, 2017	October 1, 2016

Net sales	$41,892	$38,793	$125,097	$121,824

Costs and Expenses
Cost of products sold	30,533	28,505	92,376	87,793
Selling, administrative and general expenses	6,866	4,583	22,053	21,256
Amortization	365	376	1,212	1,963

Operating Income	4,128	5,329	9,456	10,812

Other Income (Expense)
Interest expense	(200)	(211)	(601)	(631)
Equity in earnings of affiliates	615	573	639	749
Gain on bargain purchase	--	--	256	--
Other income (expense)	(6)	35	(49)	168

Income Before Income Taxes	4,537	5,726	9,701	11,098

Provision for Income Taxes	1,419	1,483	3,099	3,068

Net Income	$ 3,118	$ 4,243	$ 6,602	$ 8,030

Earnings Per Share Data:
Basic earnings per share	$ 0.22	$ 0.30	$ 0.46	$ 0.56
Diluted earnings per share	$ 0.22	$ 0.30	$ 0.46	$ 0.56

Dividends declared	$ 0.115	$ 0.11	$ 0.345	$ 0.33

Consolidated Condensed Balance Sheets
(Unaudited, In Thousands)

All Amounts in Thousands Except Share Information	October 7, 2017	December 31, 2016	October 1, 2016
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$ 1,646	$ 1,013	$ 4,306
Receivables, less allowance of $570; $910; and $554; respectively	34,774	35,894	37,034
Inventories	42,392	33,802	42,936
Prepaid expenses	3,478	2,798	2,401
Deferred income tax benefit	--	1,283	1,553
Prepaid income tax	520	833	952
Other current assets	--	--	395
TOTAL CURRENT ASSETS	82,810	75,623	89,577

Property, plant and equipment, net	14,215	13,714	13,665
Intangible assets, net	20,058	20,857	21,221
Goodwill	21,548	21,456	21,456
Investments	19,565	19,030	19,268
Other assets	51	81	91
TOTAL ASSETS	$158,247	$150,761	$165,278

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$ 1,300	$ 1,250	$ 1,405
Trade accounts payable	9,935	4,376	9,726
Accrued liabilities	10,777	12,792	10,342
TOTAL CURRENT LIABILITIES	22,012	18,418	21,473

Other Liabilities:
Longâ€‘term debt	24,738	24,189	35,999
Deferred income tax liability	5,375	6,441	7,166
TOTAL LIABILITIES	52,125	49,048	64,638

Stockholders' Equity:
Preferred stock:
Authorized 1,000,000 shares; no par value, none issued
Common stock:
Authorized 30,000,000 shares; no par value, issued and outstanding – 14,370,586; 14,304,959; and 14,301,959; shares respectively	14,371	14,305	14,302
Retained earnings	93,967	91,688	89,582
Accumulated other comprehensive loss	(2,216)	(4,280)	(3,244)
TOTAL STOCKHOLDERS' EQUITY	106,122	101,713	100,640
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$158,247	$150,761	$165,278